Exhibit 16.1

May 26, 2009

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We were previously principal accountants for Poniard Pharmaceuticals, Inc. and, under the date of March 16, 2009, we reported on the consolidated financial statements of Poniard Pharmaceuticals, Inc. as of and for the years ended December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008. On May 22, 2009, we were dismissed.

We have read Poniard Pharmaceuticals, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated May 22, 2009, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Seattle, WA